Exhibit 99.1

Title: StartEngine to Acquire SeedInvest

FOR IMMEDIATE RELEASE

LOS ANGELES, CA – October 27, 2022 – A consolidation is underway in the equity crowdfunding industry: StartEngine has agreed to acquire fellow equity crowdfunding platform, SeedInvest, from Pluto Holdings, LLC, an affiliate of Circle Internet Financial. StartEngine is one of the largest equity crowdfunding platforms in the U.S. and its acquisition of the SeedInvest platform will only further its position as a leader in the industry. It will also allow StartEngine to provide even more startup founders access to raise capital online from retail investors.

The acquisition is subject to review by FINRA, the regulatory authority for broker-dealers. If approved, StartEngine leadership sees the move as a validation of the company’s long-term strategy and a win for founders raising via equity crowdfunding:

“SeedInvest has been a pioneer in equity crowdfunding since the passage of the JOBS Act in 2012,” said StartEngine CEO Howard Marks. “This is a great opportunity to acquire a fellow industry leader, which will allow us to help even more entrepreneurs achieve their dreams.”

Meanwhile, StartEngine’s Strategic Advisor and Spokesperson Kevin O’Leary (aka Mr. Wonderful) said: “By purchasing SeedInvest, StartEngine will be able to reach even more founders in what may well be a defining moment for their businesses.”

In its 10-year run, SeedInvest has supported over 300 startups, helping them to raise more than $465 million from close to 700,000 users. The high-quality customer and investor portfolio makes SeedInvest an attractive fit for StartEngine, which also ranks among the industry leaders with over $650 million* raised to date from a community of more than 1 million users.

Compared to other investing strategies, equity crowdfunding is still in its early days. By acquiring SeedInvest, StartEngine promises to continue in its role as a trailblazer for the future of the industry.

About StartEngine

One of the largest equity crowdfunding platforms in the U.S., led by Activision Co-Founder Howard Marks and advised by Kevin O'Leary, StartEngine launched in 2015 with the mission to help entrepreneurs achieve their dreams, while enabling everyday people access to private investment opportunities. To date, over $650 million* has been raised for startups and alternative assets on the StartEngine platform from more than 1 million users. In October 2020, StartEngine also became one of the first equity crowdfunding platforms to launch an investor marketplace where anyone can trade the securities of private companies that have raised capital via Regulation Crowdfunding and Regulation A.**

StartEngine Crowdfunding Inc. is not a broker-dealer, funding portal or investment adviser. StartEngine Capital, LLC is a funding portal registered with the US Securities and Exchange Commission (SEC) and a member of the Financial Industry Regulatory Authority (FINRA). StartEngine Primary LLC is a broker-dealer registered with the SEC and FINRA/SIPC. StartEngine Secondary is an alternative trading system regulated by the SEC and operated by StartEngine Primary. To raise funds, invest or trade on the StartEngine platform, visit www.startengine.com.

*Total raised includes StartEngine’s own raises and is inclusive of investments that have been closed on, investments that are received but not yet closed on, and investments that have been submitted but not yet received.

**It is important to know that while companies may trade on StartEngine’s alternative trading system, StartEngine Secondary, companies which intend to trade on the marketplace are subject to certain requirements which they may or may not be able to satisfy in a timely manner. Even if a company qualifies to trade, there is no guarantee an active trading market for the securities will ever develop, or if developed, be maintained. Further, any company which does trade may also request to be removed from the marketplace. You should assume that you may not be able to liquidate your investment for some time, if at all, or be able to pledge these shares as collateral.

Press Contact: partnerships@startengine.com